Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES
EXERCISE OF OVER-ALLOTMENT OPTION AND CLOSING OF OFFERING

Houston, TX – December 26, 2007.  Sterling Construction Company, Inc. (Nasdaq GS: STRL) (“Sterling” or the “Company”) today announced the completion on December 24, 2007 of the offering of 1.6 million shares of common stock announced earlier as well as the sale of an additional 240,000 shares of common stock resulting from the exercise by the underwriter of its over-allotment option.  The exercise of the over-allotment option resulted in additional net proceeds to the Company of $4.56 million.

The Company announced the pricing of the offering on December 19, 2007 at $20.00 per share to the public and proceeds of $19.00 per share to the Company after underwriting discounts.

The $34.96 million aggregate net proceeds from the offering are intended to be used to repay indebtedness outstanding under the Company's revolving credit facility and to strengthen its balance sheet, including working capital, in order to fund business operations and provide liquidity for future growth.

A registration statement relating to these securities was declared effective by the United States Securities and Exchange Commission on December 18, 2007.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Sterling is a leading heavy civil construction company that specializes in the building, reconstruction and repair of transportation and water infrastructure in large and growing markets in Texas and, with the acquisition of RHB, also in Nevada.  Its transportation infrastructure projects include highways, roads, bridges and light rail, and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission.  Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company of future financial results or other events is only a statement of management’s belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update its predictions.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
James H. Allen, Jr., 281-821-9091	The Equity Group Inc.
or	Linda Latman, 212-836-9609
Joseph Harper, 281-821-9091	Lena Cati, 212-836-9611
www.sterlingconstructionco.com	www.theequitygroup.com